   701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fourth Quarter and Full Fiscal Year 2009 Financial Results

Achieves 17th Consecutive Year of Profitability on Highest Annual Revenue in Company History Amid Global Recession

RONKONKOMA, NY -- April 15, 2009 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its fourth quarter and full fiscal year 2009 ended January 31, 2009.

Financial Results Highlights and Recent Company Developments

▪	Achieves milestone of 17th consecutive year of profitability
▪	Revenue of $102.3 million in FY09 is highest in Company history
▪	International expansion efforts drive revenue growth and improved market share
▪	International Growth
o	Brazil acquisition added:
▪	$2.9 million of sales in Q4 and $8.4 million for the fiscal year (only included in consolidation since May 2008)
▪	Operating income of $.3 million for Q4 and $1.5 million since May 1, 2008
▪	Brazil will commence selling Lakeland branded reflective and woven products into the Brazilian market in Q2FY10
o	Progress made with new product introductions and marketing initiatives
o	Stage set for further market expansion with strategically positioned global manufacturing facilities and enhanced product lines
▪	Strength in US dollar masks organic growth of international operations
▪	Sales of the disposables segment in US declined by 36% in Q4 and 11.8% for full year as compared with prior year periods
▪
Despite weakness in US sales during Q4FY09, the US Reflective Division increased sales by 156% over Q4FY08; most profitable operations for all of Lakeland in most recent quarter driven by new infrastructure spending and related industry regulations

▪	Gross margin improved over FY08 by 210 basis points in Q4 and 400 basis points for the year
▪	EBITDA as a percent of sales was 8.21% for the year and 6.59% for Q4 compared with 6.60% for the 2008 year and 8.78% for Q4 last year

Fourth Quarter Fiscal Year 2009 Financial Results

Net sales were $22.3 million in the fourth quarter of 2009, a decrease of 10.8% from $25.0 million in the comparable 2008 period, and a decrease of 11.5% as compared to the third quarter of 2009.  The decrease in revenue was a result of a substantial reduction of disposable products sales in the US partially offset by increased domestic demand for the Company’s emerging line of reflective products and growth in international operations.  Domestic revenues were $15.4 million in the fourth quarter of 2009, a 28.5% decline from $21.5 million in the prior year period; international revenues were $6.9 million in the 2009 quarter, an increase of 99.6% from $3.4 million in 2008.  The strength of the US dollar against foreign currencies resulted in a diminished impact from the growth of international sales on a reported basis.  On a constant currency basis from the second quarter of FY2009, international revenues would have increased by 26% to $8.6 million in the fourth quarter FY2009.

Gross profit decreased $0.2 million, or 3.4%, to $6.0 million for the fourth quarter 2009, as compared to $6.2 million for the same period in 2008.  Gross profit as a percentage of net sales increased to 26.8% for the quarter ended January 31, 2009 from 24.7% in same period of the prior fiscal year.  Operating profit decreased to $0.6 million from $1.7 million for the fourth quarter of 2008.  Operating income as a percentage of net sales decreased to 2.6% for the fourth quarter of 2009 from 6.9% for the same period in fiscal 2008.  The decrease in operating profit is primarily due to the drop in US domestic revenue in fourth quarter 2009. Net income for the fourth quarter of FY09 was $0.7 million compared with $1.0 million for the fourth quarter FY08.  EPS for the fourth quarter of FY2009 was $0.12, compared with $0.18 for the fourth quarter of FY08.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Lakeland delivered remarkable results in an otherwise devastating period for many companies around the world.  The unprecedented global economic slowdown was severe in the months corresponding with our fourth quarter (November 1, 2008 through January 31, 2009).  Our domestic operations, in particular, experienced significant challenges, primarily relating to demand for our products from the automotive supply chain.  Despite these issues, the investments we made during the past few years to diversify operations outside of the US have delivered their intended results.  We are pleased to have reported record annual revenues in 2009 as well as achieving another milestone of profitability for the 17th consecutive year, including strong profits in the fourth quarter.

“The diversification strategy we implemented relied on the basic tenets of expanding our international operations and product lines.  We now have a presence in most of the major developing economies around the world.  Furthermore, with manufacturing operations in 10 locations on three continents, we believe we are the industry’s lowest cost producer.  At a time when corporate and government customers around the world are seeking ways to lower spending, we believe we are well positioned with a cost structure and quality of product that is second to none.  This has helped us to weather the storm and enables us to quickly grow our revenues and profits even further as global business conditions improve.

“Our new product lines and expanded geographic reach have provided avenues of growth.  Although US sales of disposable garments remains soft, our product lines of high visibility/reflective garments, fire gear and chemical suits are not as negatively impacted since they are supported by government spending which appears to be intact for the foreseeable future.  International sales are still a bright spot with GDP growth in China, Brazil and India consistently strong and well in excess of the US.  Nonetheless, we have rationalized our US overhead and hope to come out of this crisis quite well with both domestic and international operations primed for growth.”

Fiscal Year 2009 Financial Results

Net Sales.  Net sales increased $6.5 million, or 6.8%, to $102.3 million for the year ended January 31, 2009 compared to $95.7 million for the year ended January 31, 2008. The net increase was comprised mainly of $8.4 million in sales of Qualytextil, S.A. included in FY09 for the nine months following the acquisition, sales growth of $3.0 million at the Company’s China, Asia Pacific Rim and related operations, an increase of $.6 million in European sales, $2.5 million in increased reflective sales in the US, $.1 million increased sales of chemical protection garments in the US, $.5 million increase in sales in Chile, and increased sales of $.4 million in India. These growth areas were offset by decreases in sales of $7.7 million for disposable products in the US, $.3 million in sales of gloves in the US, $1.0 million in sales of woven products in the US, and $.3 million of Canadian sales.

Gross Profit. Gross profit increased $5.6 million, or 25.1%, to $28.0 million for the year ended January 31, 2009 from $22.4 million for the year ended January 31, 2008.  Gross profit as a percentage of net sales increased to 27.3% for the year ended January 31, 2009 from 23.4% for the year ended January 31, 2008, primarily due to the inclusion of Qualytextil, S.A. sales in 2009, which operated at a 51.4% margin for the nine months in FY09 in which the Brazil operations were included, and a sales rebate program in the prior year to meet competitive conditions resulting in a reduction in sales and higher Tyvek fabric costs. Such higher Tyvek costs resulted from Tyvek purchased earlier with no rebate, charged to costs of goods sold for the months of April, May and into early June 2007 resulting in higher costs. Start-up expenses included in gross profits costs related to the new foreign subsidiaries of approximately $.6 million were partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, and a completion of the plant restructuring in Mexico, rework expenses on a chemical suit contract, and reduced volumes in lower margin US fire gear and gloves marketed in the US.

Operating Expenses.  Operating expenses increased $4.3 million, or 24.9%, to $21.7 million for the year ended January 31, 2009 from $17.4 million for the year ended January 31, 2008.  As a percent of net sales, operating expenses increased to 21.2% for the year ended January, 2009 from 18.1% for the year ended January 31, 2008.  The $4.3 million increase in operating expenses in the year ended January 31, 2009 compared to the year ended January 31, 2008 was principally due to (decreases) or increases of:

☐	$2.9 million for operating costs in the acquired Brazilian operations not in previous year
☐	$0.4 million in additional freight out costs (excluding Brazil), resulting from higher rates prevailing in most of FY09 due to higher fuel surcharges
☐	$0.4 million in additional salaries and commissions resulting from expanded sales staff and higher level of revenues
☐	$0.3 million in additional costs resulting from the proxy contest earlier in FY09
☐	$0.2 million in additional international travel expenses and sales meetings which correlated with growth in international sales
☐	$0.1 million in additional advertising and printing costs

☐	$0.1 million in additional equity compensation resulting from additional grants charged to expense over the vesting period of the Company’s Restricted Stock Program
☐	$0.1 million in additional currency fluctuation costs
☐	$0.1 million in additional computer expenses
☐	$0.1 million in other taxes – mainly property taxes on the Canada warehouse opened in December 2007
☐	$(0.1) million in reduced medical insurance costs
☐	$(0.3) million following a reduction in start-up costs and production process improvements in India

Operating Profit.  Operating profit increased by $1.3 million, or 25.9%, to $6.3 million from $5.0 million for the prior year. Operating income as a percent of net sales increased to 6.1% for the year ended January 31, 2009 from 5.2% for the year ending January 31, 2008 primarily due to the Brazil acquisition, partially offset by increased operating expenses and lower sales volumes for certain product lines.

Interest Expense.  Interest expense increased by $.5 million for the year ended January 31, 2009 compared to the year ended January 31, 2008 because of increased borrowings due to the Qualytextil acquisition partially offset by interest rate decreases.

Other Income - Net.  Other income increased $.35 million principally as a result of  non-recurring credits resulting  from net funds recovered from international trade settlements and from a change in an accounting estimate relating to certain Chinese cash and accruals recorded in 2004 and prior periods.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense decreased $.06 million, or 3.8%, to $1.51 million for the year ended January 31, 2009 from $1.57 million for the year ended January 31, 2008.  The Company’s effective tax rate was 25% and 32.3% for the year ended January 31, 2009 and 2008, respectively.  The effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign tax rates, principally in China and Brazil.

Net Income.  Net income increased $1.3 million or 38.2%, to $4.5 million for the year ended January 31, 2009 from $3.3 million for the year ended January 31, 2008. The increase in net income was the result of the Brazil acquisition, partially offset by an increase in expenses related to the new foreign facilities in India, Chile, Japan and a decrease in profit by the domestic operations.

Financial Results Conference Call

Lakeland will host a conference call at 10:00 AM (EDT) on April 15, 2009, to discuss the Company’s fourth quarter and full fiscal year 2009 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-719-9788 (domestic) or 719-325-4754 (international), code 4636347.

A conference call replay will be available by dialing 888-203-1112 (domestic) or 719-457-0820 (international), code 4636347.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	January 31,	January 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,755	$3,428
Accounts receivable, net	13,353	14,928
Inventories, net	57,074	48,116
Deferred income taxes	2,578	1,970
Prepaid Income Taxes	531	-----
Other current assets	2,071	1,828
Total current assets	78,362	70,270

Property and equipment, net	13,736	13,325
Other Assets	4,406	157
Goodwill	5,109	871
	$101,613	$84,623

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,853	$3,313
Accrued compensation and benefits	3,069	407
Other accrued expenses	435	1,883
Current maturity of long term debt	94	94
Total current liabilities	7,452	4,997
Borrowing under revolving credit facility	24,408	8,871
Construction loan payable (net of current maturity of $94)	1,368	1,882
Other liabilities	75	-----
Total liabilities	33,302	15,750

Commitments and contingencies

Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,523,288 shares at January 31, 2009 and at January 31, 2008, respectively	55	55
Less treasury stock at cost 107,317 shares at January 31, 2009 and 0 at January 31, 2008	(1,255)	-----
Other comprehensive loss	(4,192)	(36)
Additional paid-in capital	49,512	49,212
Retained earnings	24,191	19,642
Total stockholders’ equity	68,311	68,873
Total liabilities and stockholders’ equity	$101,613	$84,623

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Year Ended
	January 31,
	2009	2008

Net sales	$102,268	$95,740

Cost of goods sold	74,299	73,383

Gross profit	27,969	22,357

Operating expenses	21,697	17,374

Operating profit	6,272	4,983

Interest and other income, net	619	212

Interest expense	(827)	(330)

Income before income taxes	6,063	4,865

Income tax expense	1,514	1,574

Net income	$4,549	$3,291

Net income per common share:
Basic	$0.84	$0.60
Diluted	$0.83	$0.59

Weighted average common
shares outstanding:
Basic	5,435,829	5,522,751
Diluted	5,475,104	5,542,245